UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2013

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip Code)

(860) 862-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 29, 2013, the Mohegan Tribal Gaming Authority (the “Authority”) executed an employment agreement with Robert J. Soper, President and Chief Executive Officer of Mohegan Sun. This agreement replaces Mr. Soper’s previous employment agreement. The term of the agreement commenced as of March 1, 2013 and expires on June 30, 2016, with a base annual salary of $750,000 from commencement through April 21, 2013, and a base annual salary of $800,000 thereafter. In connection with the execution of the employment agreement, Mr. Soper also received a $50,000 relocation payment. The agreement contains an automatic renewal for an additional one-year term unless either party provides notice to the other on or before one year prior to the end of the agreement’s stated term of an intention to terminate at the stated termination date.

The employment agreement provides that if Mr. Soper is terminated for cause (as defined in the agreement) or if Mr. Soper voluntarily terminates his employment, then he will not be entitled to any further compensation. If Mr. Soper is terminated other than for cause, then he will be entitled to receive his annual salary from the termination date through the greater of (i) the expiration date of the initial term of the agreement and (ii) 12 months from the date of termination.

The employment agreement further provides that Mr. Soper may not, without prior written consent, compete with the Authority in specified states in the northeastern United States during the term of his employment and for a period of 12 months thereafter. In addition, during these periods, Mr. Soper may not hire or solicit other employees of the Authority or encourage any such employees to leave employment with the Authority.

The foregoing description of Mr. Soper’s employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished as part of this report:

10.1	Employment Agreement, executed March 29, 2013, by and between the Mohegan Tribal Gaming Authority and Robert J. Soper.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: April 4, 2013	By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Chairman, Management Board